Filed pursuant to Rule 433
Registration No. 333-134553
August 17 2006

Lehman Brothers Holdings Inc.

Extendible Floating Rate Senior Notes

Final Term Sheet

Issuer:	Lehman Brothers Holdings Inc. .

Ratings:	A1/A+/A+

Principal Amount:	$300,000,000

Security Type:	Extendible Floating Rate Senior Medium Term Notes

Legal Format:	SEC Registered

Issue Price:	100%

Pricing Date:	August 17, 2006

Settlement Date:	August 24, 2006 (T+5)

Initial Maturity Date:

August 22, 2008, provided that if such day is not a Business Day, the payment of principal and interest may be made on the next succeeding Business Day as if it were made on the date that the payment was due and no interest on such principal will accrue for the period from and after the Initial Maturity Date if the maturity of all or any portion of the principal amount of the notes is not extended in accordance with the procedures described below.

Final Maturity Date:

August 22, 2016, provided that if such day is not a Business Day, the payment of principal and interest may be made on the next succeeding Business Day as if it were made on the date that the payment was due, and no interest on such principal will accrue for the period from and after the Final Maturity Date.

Extended Maturity Date:

Quarterly on February 22, May 22, August 22 and November 22, commencing with the Extended Maturity Date falling on November 22, 2008, provided that if such day is not a Business Day, the payment of principal and interest may be made on the next succeeding Business Day as if it were made on the date that the payment was due, and no interest on such principal will accrue for the period from and after the Extended Maturity Date.

Election Date:

Quarterly on February 22, May 22, August 22 and November 22, commencing on November 22, 2006, provided that if any such day is not a Business Day, the Election Date will be extended to the next succeeding Business Day.

Election Notice Period:	The Election Notice Period for each Election Date will begin ten Business Days prior to an Election Date, and end two Business Days immediately preceding the Election Date.

Extension Election:

The notes will mature on the Initial Maturity Date, unless the maturity of all or any portion of the principal amount of the notes is extended in accordance with the procedures described below. In no event will the maturity of the notes be extended beyond the Final Maturity Date.

During an Election Notice Period for any Election Date you may elect to extend the maturity of all or any portion of the principal amount of your notes (in any multiple of $1,000 or integral multiples of $1,000 thereof) so that the maturity of your notes will be extended to the date opposite that Election Date. The Election Dates and the corresponding Extended Maturity Dates are:

	ELECTION DATE	EXTENDED MATURITY DATE

	November 2006 Election Date	November 2008 Extended Maturity Date
	February 2007 Election Date	February 2009 Extended Maturity Date
	May 2007 Election Date	May 2009 Extended Maturity Date
	August 2007 Election Date	August 2009 Extended Maturity Date
	November 2007 Election Date	November 2009 Extended Maturity Date
	February 2008 Election Date	February 2010 Extended Maturity Date
	May 2008 Election Date	May 2010 Extended Maturity Date
	August 2008 Election Date	August 2010 Extended Maturity Date
	November 2008 Election Date	November 2010 Extended Maturity Date
	February 2009 Election Date	February 2011 Extended Maturity Date
	May 2009 Election Date	May 2011 Extended Maturity Date
	August 2009 Election Date	August 2011 Extended Maturity Date
	November 2009 Election Date	November 2011 Extended Maturity Date
	February 2010 Election Date	February 2012 Extended Maturity Date
	May 2010 Election Date	May 2012 Extended Maturity Date
	August 2010 Election Date	August 2012 Extended Maturity Date
	November 2010 Election Date	November 2012 Extended Maturity Date
	February 2011 Election Date	February 2013 Extended Maturity Date
	May 2011 Election Date	May 2013 Extended Maturity Date
	August 2011 Election Date	August 2013 Extended Maturity Date
	November 2011 Election Date	November 2013 Extended Maturity Date
	February 2012 Election Date	February 2014 Extended Maturity Date
	May 2012 Election Date	May 2014 Extended Maturity Date
	August 2012 Election Date	August 2014 Extended Maturity Date
	November 2012 Election Date	November 2014 Extended Maturity Date
	February 2013 Election Date	February 2015 Extended Maturity Date
	May 2013 Election Date	May 2015 Extended Maturity Date
	August 2013 Election Date	August 2015 Extended Maturity Date
	November 2013 Election Date	November 2015 Extended Maturity Date
	February 2014 Election Date	February 2016 Extended Maturity Date
	May 2014 Election Date	May 2016 Extended Maturity Date
	August 2014 Election Date	August 2016 Extended Maturity Date (the Final Maturity Date)

Interest Payment Dates:

Interest will be paid (i) on the Extended Maturity Date, and (ii) quarterly on February 22, May 22, August 22 and November 22, commencing on November 22, 2006, provided that if any such day (other than a maturity date or the date of redemption) is not a Business Day, then the Interest Payment Date will be postponed to the following day which is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day

Interest Rate Basis:	Federal Funds (Open) Rate.

Spread:	For the issue date and Interest Reset Dates occurring:	Spread:
	From and including the Settlement Date to but excluding the August 22, 2007 Interest Reset Date	plus12 bps
	From and including the August 22, 2007 Interest Reset Date to but excluding the August 22, 2008 Interest Reset Date	plus12 bps
	From and including the August 22, 2008 Interest Reset Date to but excluding the August 22, 2009 Interest Reset Date	plus13 bps
	From and including the August 22, 2009 Interest Reset Date to but excluding the August 22, 2010 Interest Reset Date	plus14 bps
	From and including the August 22, 2010 Interest Reset Date to but excluding the August 22, 2011 Interest Reset Date	plus15 bps
	From and including the August 22, 2011 Interest Reset Date to but excluding the August 22, 2012 Interest Reset Date	plus16 bps
	From and including the August 22, 2012 Interest Reset Date to but excluding the August 22, 2013 Interest Reset Date	plus16 bps
	From and including the August 22, 2013 Interest Reset Date to but excluding the August 22, 2014 Interest Reset Date	plus16 bps
	From and including the August 22, 2014 Interest Reset Date to but excluding the August 22, 2015 Interest Reset Date	plus16 bps
	From and including the August 22, 2015 Interest Reset Date to and including the August 22, 2016 Final Maturity Date	plus16 bps

Interest Reset Dates:

Each Business Day, commencing on August 24, 2006, provided that (a) the Federal Funds (Open) Rate in effect for any day that is not a Business Day shall be the Federal Funds (Open) Rate in effect for the prior Business Day and (b) the Federal Funds (Open) Rate in effect on the second Business Day preceding an Interest Payment Date shall remain in effect for all days following such day prior to such Interest Payment Date.

Interest Determination Dates:	Each Interest Reset Date.

Calculation of Interest:	Federal Funds (Open) Rate determined on the Interest Determination Date plus the Spread.

Optional Redemption:

At the option of the Issuer, the notes are redeemable on or after August 22, 2015, in whole or in part, on any Interest Payment Date, at par plus accrued interest upon not more than 60 nor less than not less than 30 days’ notice.

Day Count/Accrual of Interest:

Actual/360. Accrued interest will be computed by adding the Interest Factors calculated for each day from the Settlement Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The “Interest Factor” for any Note for each such day will be computed by multiplying the aggregate principal amount then outstanding of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

Minimum Denomination:	Minimum denominations of $1,000 and integral multiples of $1,000.

Minimum Interest Rate:	0.0%

Other Provisions:

“Federal Funds (Open) Rate” means the rate that is determined in the manner set forth on pages S-23 - S-24 under the heading “Federal Funds (Open) Rate” in the Prospectus Supplement/Prospectus dated May 30, 2006 for the Lehman Brothers Holdings Inc. Medium Term Notes, Series I “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to be closed.

Underwriters:	Lehman Brothers - 98 percent. (bookrunner) LaSalle Capital Markets - 1 percent (co-manager) BNP Paribas - 1 percent (co-manager) [others]

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.